Exhibit 1A.6d

iCross Security Trust Premier, DST

(A Delaware Statutory Trust)

TRUST AGREEMENT

This Trust Agreement, dated as of _________________, 2021, is made by and between iCross Security Trust Premier, DST, a Delaware Statutory Trust (the “Trust”), iCross Premier LLC (the “Company”), and The Corporation Trust Company, as Delaware trustee (the “Delaware Trustee”).

Background

I. The Company intends to issue its promissory notes to investors. The promissory notes are referred to in this Trust Agreement as “Notes” and the investors who purchase them as “Holders.”

II. The Notes will be issued pursuant to a Note Indenture entered into by and between the Company and the Holders (the “Note Indenture”), which sets forth certain terms applicable to the Notes that are not set forth in the Notes themselves.

III. The Company will obtain certain collateral from the Borrowers, as described in the Note Indenture (the “Collateral”).

IV. The Company has established this Trust as a “statutory trust” in accordance with Chapter 38 of Title 12 of the Delaware Code (the “Act”) for the benefit of the Holders, and intends that this Trust Agreement constitute the “governing instrument” of the Trust (as such term is defined in 12 Del. C. § 3801(c)).

V. The Company has granted to the Trust a security interest in the Collateral so that, upon the occurrence of an Event of Default, as defined in the Note Indenture, the Collateral may be used for the benefit of the Holders to collect from the Borrower.

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
GENERAL MATTERS

1.01 Declaration of Trust and Statement of Intent. The Trustee (as defined in Article III, below) hereby declares that it shall hold all Collateral and any other assets and property of the Trust for the sole use and benefit of the Holders upon the terms set forth in this Trust Agreement.

1.02 Continuation of Trust. The Trust shall be continued in accordance with, and pursuant to, the Act and this Trust Agreement.

1.03 Name. The name of the Trust shall be “iCross Security Trust Premier, DST.”

1.04 Purpose. The sole purpose of the Trust shall be to: (i) execute, deliver and file all agreements, instruments and certificates as may be reasonably necessary from time to time to establish, perfect, and preserve the Trust’s title to, and security interest in, the Collateral for the sole use and benefit of the Holders; (ii) upon the occurrence of an Event of Default as to any Series, to take such actions as the Trustee deems reasonably necessary in order to make the Collateral available to the Representative of such Series appointed pursuant to the Note Indenture; and (iii) to take any such other actions as the Trustee may deem necessary or advisable in order to carry out the foregoing. The Trust shall engage only in such activities as are customary in connection with the purposes set forth in this Section 1.04 and shall conduct no business other than as specifically set forth in this Section 1.04.

1.05 Taxes. The parties intend that, for Federal income tax purposes, the Trust will be treated as a security device or security arrangement and disregarded as an entity and its assets shall be treated as owned in whole by the Company, and the parties hereto will file all applicable tax returns in a manner consistent with that intent unless otherwise required by a taxing authority. Except as otherwise expressly provided herein, any tax elections required or permitted to be made by the Trust under the Internal Revenue Code of 1986, as amended, or otherwise will be made by the Trustee. The Trust will not elect to be treated as a corporation for any tax purpose.

1.06 Definitions. Capitalized terms that are not otherwise defined in this Trust Agreement shall have the meanings set forth in the Note Indenture.

ARTICLE II
REQUIREMENTS AND LIMITATIONS

2.01 Required Actions. So long as any obligation evidenced by any Note remains outstanding and not discharged in full, the Trustee shall and shall cause the Trust at all times to:

(a) Observe all statutory formalities with respect to the administration of the Trust and in the conduct of the Trust’s activities;

(b) Not own, directly or indirectly, any ownership interest (legal or equitable) in any assets other than the Collateral except as permitted under the Note Indenture, or become a shareholder of or member or partner or own any equity interest in any other entity;

(c) Maintain accurate books and records separate from those of any other entity;

(d) Maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(e) Hold itself out to creditors and the public as a legal entity separate and distinct from any other person or entity;

(f) To the extent that the Trust is not treated for Federal, State or local income tax purposes as a disregarded entity, file its tax returns, if any, separate from those of any other person or entity, and not file consolidated tax returns with any other person or entity;

(g) Not assume, guarantee or pay the debts or obligations of any other person or entity;

(h) Not hold out its credit as being available to satisfy the obligations of others;

(i) Not pledge its assets to secure the obligation of any other person or entity, or make any loans or advances to any other person or entity;

(j) Correct any known misunderstanding regarding its separate identity; and

(k) Maintain all required qualifications to do business in any State to the extent required in order to carry out the purpose of the Trust as set forth in this Trust Agreement.

2.02 Limitations. So long as any obligation evidenced by any Note remains outstanding and not discharged in full, neither the Trust, the Trustee, nor any other person acting on behalf of the Trust, shall have any authority to do any of the following:

(a) Sell, lease, transfer, convey, distribute or otherwise dispose of the Collateral, except in accordance with and as permitted under the Note Indenture;

(b) Grant or permit any lien, mortgage, security interest or other encumbrance on any Collateral, except in accordance with and as permitted under the Note Indenture;

(c) Engage in any business or activity other than those set forth in section 1.04;

(d) Borrow money or incur indebtedness, other than normal trade accounts incurred in the ordinary course of the Trust’s business (subject to the limitations contained in Section 1.04);

(e) To the fullest extent permitted by law, dissolve, wind-up or liquidate except as provided in Article V of this Trust Agreement;

(f) To the fullest extent permitted by law, take any action that might cause the Trust to become insolvent, or file a voluntary petition or otherwise initiate proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Trust, or file a petition seeking or consenting to reorganization or relief of the Trust as debtor under any applicable Federal or State law relating to bankruptcy, insolvency, or other similar relief with respect to the Trust; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Trust or of all or any substantial part of the assets of the Trust, or make any general assignment for the benefit of creditors of the Trust, or admit in writing the inability of the Trust to pay its debts generally as they become due or declare or effect a moratorium on any Trust debt or take any action in furtherance of any such action;

(g) Merge, combine or consolidate with any other entity; or

(h) To the fullest extent permitted by law, file, commence, seek or prosecute an action for partition or forced sale of all or any portion of its assets.

ARTICLE III

TRUSTEES

3.01 Authority of Trustee. The property of the Trust shall be managed and controlled exclusively by a single trustee (the “Trustee”). The Company or its duly appointed representative shall serve as the initial Trustee. The Trustee shall have full and complete authority, power and discretion to manage and control the Trust, to make all decisions regarding the Trust, to execute any contracts or other instruments on behalf of the Trust, and to perform any and all other acts or activities customary or incidental to the management of the foregoing, subject, however, to the provisions of this Trust Agreement and the Note Indenture.

3.02 Appointment of Permanent Trustee. The Company may at any time propose to designate one or more persons qualified to act as the trustee of the Trust to serve as the Trustee (the “Proposed Trustee”), in lieu of the Company or a Representative appointed by the Holders pursuant to the Note Indenture. If the Proposed Trustee is a bank or other institution in the business of serving as a trustee, then (i) the appointment shall not require the consent of Holders, (ii) the appointment shall be effective on a date specified by the Company, and (iii) the Company shall promptly notify all Holders. Otherwise, the Company shall forward to all Holders the identity and qualifications of the Proposed Trustee and its willingness to serve (the “Trustee Appointment Notice”). Upon the affirmative consent of Holders holding at least twenty five percent (25%) of all outstanding Notes, measured by outstanding principal amount, the Proposed Trustee shall be deemed to have been appointed to serve as Trustee of the Trust. If such affirmative consent has not been obtained within ninety (90) days following the date of the Trustee Appointment Notice, then the Company shall not again seek the consent of the Holders for a period of an additional ninety (90) days.

3.03 Replacement of Trustee. Upon the occurrence of an Event of Default under the Note Indenture, and the appointment of a Representative pursuant to the Note Indenture, if a permanent trustee has not been previously designated pursuant to section 3.02 and is not designated within ninety (90) days following such Event of Default, then such Representative shall automatically be deemed to replace the Company (or the Company’s representative as the case may be) as the Trustee of the Trust, but only with respect to the Collateral of such Series.

3.04 Delaware Trustee.

(a) The Delaware Trustee is appointed, on the terms and conditions set forth in that certain “Agreement to Serve as Delaware Trustee” by and between the Trust and the Delaware Trustee effective as of _______________, 2021 (as amended from time to time, the “Staffing Agreement”), for purposes of satisfying section 3807(a) of the Act. The Delaware Trustee shall serve the Trust solely to fulfill the Trust’s obligation pursuant to Section 3807(a) of the Act to have at least one trustee who has its principal place of business in the State of Delaware, and the Trust shall have at least one other trustee other than the Delaware Trustee to perform all obligations and duties other than fulfilling the Trust’s obligations pursuant to Section 3807(a) of the Act.

(b) It is understood and agreed by the parties hereto that the Delaware Trustee shall have none of the duties or liabilities of the Trustee and that all references to “Trustee” herein refer solely to the person or entity so designated pursuant to Sections 3.01, 3.02 or 3.03 above. The duties of the Delaware Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware, (ii) the execution of any certificates required to be filed with the Delaware Secretary of State which the Delaware Trustee is required to execute, and (iii) any other duties specifically allocated to the Delaware Trustee in the Trust Agreement. The Delaware Trustee shall not have any duty or obligation to manage or deal with the Trust’s property, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Delaware Trustee is a party, except as expressly provided by the terms of this Trust Agreement, and no implied duties or obligations shall be read herein against Delaware Trustee, including without limitation that no action requested of Delaware Trustee shall require the performance of any investigation, analysis, or other due diligence activities by Delaware Trustee in respect to such action or the performance of its duties on behalf of the Trust generally.

(c) The Delaware Trustee shall not be liable to the Trust or its beneficiaries for any of its acts or omissions except for acts or omissions constituting bad faith or willful misconduct. Pursuant to Section 3803(b) of the Act, the Delaware Trustee shall not be liable to any person other than the Trust or a beneficiary of the Trust for any act, omission or obligation of the Trust or any trustee thereof and all persons having any claim against the Delaware Trustee by reason of the transactions contemplated by this Trust Agreement or any other agreement or instrument related to the Trust shall look only to the Trust’s property for payment or satisfaction thereof.

3.05 Acceptance of Trust and Duties. By execution hereof, the Trustee and the Delaware Trustee each hereby accepts the Trust created hereby and agrees to perform its duties as so provided.

3.06 Compensation and Expenses.

(a) At any time during which the Company (or its representative) shall serve as Trustee, it shall so serve without compensation, and shall bear all reasonable fees and costs of the Trust in accordance with the Note Indenture.

(b) The fees and costs of any Trustee appointed pursuant to Section 3.02 or 3.03 shall be determined by reference to the Note Indenture.

(c) The Delaware Trustee shall be entitled to the fees and costs provided for in the Staffing Agreement, provided, however, that such fees and costs shall be the obligation of the Company in accordance with Section 3.06(a).

ARTICLE IV

EXCULPATION AND INDEMNIFICATION

4.01 Limitation of Liability. Pursuant to 12 Del. C. § 3806(c) and (e), to the extent that, at law or in equity, the Trustee or Delaware Trustee has duties (including fiduciary duties) to the Trust, to a Holder, or to another trustee or other person bound by this Trust Agreement, it is hereby agreed by all parties hereto that all such duties are waived to the fullest extent permissible under the Act, and neither the Trustee nor the Delaware Trustee shall be liable to the Trust or to any beneficial owner of the Trust for any action taken in good faith reliance on the terms of this Trust Agreement. The provisions of this Trust Agreement, to the extent that they restrict the duties and liabilities of the Trustee or Delaware Trustee otherwise existing at law or in equity, are agreed by all parties hereto to replace such other duties and liabilities of the Trustee or Delaware Trustee.

4.02 Indemnification. The Trust agrees to indemnify and hold harmless the Trustee, the Delaware Trustee, and their respective officers, members, directors, partners, employees, affiliates, or agents (the “Covered Persons”) from and against any and all liabilities, obligations, losses, damages, taxes, claims, actions, suits, costs, expenses and disbursements, including reasonable attorneys’ fees and expenses to which the Covered Persons may become subject by reason of any act or omission or alleged act or omission performed or omitted to be performed by the Covered Persons on behalf of the Trust in connection with the business of the Trust; provided, however, that (i) such Covered Person acted in good faith and in a manner believed by the Covered Person to be in, or not opposed to, the best interests of the Trust, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful, and (ii) such Covered Person’s conduct did not constitute a bad faith violation of the implied contractual covenant of good faith and fair dealing, in either case as determined by a final, non-appealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that the Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted a bad faith violation of the implied contractual covenant of good faith and fair dealing.

ARTICLE V
TERMINATION OF TRUST AGREEMENT

5.01 Termination in General. Subject to the limitations set forth in section 2.02, the Trust shall be dissolved only upon (i) the determination of the Trustee to dissolve, or (ii) the entry of a judicial decree of dissolution. Dissolution shall be effective on the date designated by the Trustee, but the Trust shall not terminate until liquidation of the Company has been completed in accordance with the provisions of section 5.02.

5.02 Distribution of Trust Property. The Trustee shall terminate the Trust pursuant to section 5.01 by dissolving and winding up the Trust in accordance with 12 Del. C. § 3808 and distributing to the Holders, subject to the terms of the Note Indenture and any Notes then outstanding, each Holder’s share of the property and assets of the Trust.

5.03 Certificate of Cancellation. Upon the completion of winding up of the Trust, the Trustee shall cause a Certificate of Cancellation to be filed with the Delaware Secretary of State and thereupon the Trust and this Trust Agreement shall terminate.

ARTICLE VI
MISCELLANEOUS

6.01 Limitations on Rights of Others. Nothing in this Trust Agreement, whether express or implied, shall give to any person other than the Trustee, the Delaware Trustee, and the Holders any legal or equitable right, remedy or claim hereunder.

6.02 Waiver of Appraisal Rights. Each party hereto hereby waives any contractual appraisal rights such party may otherwise have pursuant to 12 Del. C. § 3815(h) or otherwise, as well as any “dissenter’s rights.”

6.03 Access to Books and Records. Notwithstanding any provision of 12 Del. C.
§ 3819 to the contrary, no Holder shall have the right to inspect or demand inspection of the Trust’s books and records, including without limitation the information specified in 12 Del. C.
§ 3819(a), at any time or for any purpose.

6.04 Notices. Any notice or document required or permitted to be given under this Trust Agreement may be given by a party or by its legal counsel and shall be deemed to be given on the date transmitted by electronic mail (or by overnight delivery service, if applicable law does not permit notice by electronic mail), to __________.com, if the recipient is the Trustee, or the electronic mail address used by the Holder when registering online at the Site, if the recipient is a Holder, or such other address as a party may designated by notice complying with this Section.

6.05 Severability. Any provision of this Trust Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.06 Separate Counterparts. This Trust Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

6.07 Successors and Assigns. All covenants and agreements contained herein shall be binding upon and inure to the benefit of the Trustee and its successors and assigns and the Holders and their successors and assigns, all as herein provided. Any request, notice, direction, consent, waiver or other writing or action by the Holders shall bind each of their successors and assigns.

6.08 Usage of Terms. With respect to all terms in this Trust Agreement, the singular includes the plural and the plural includes the singular; words importing any gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Trust Agreement; references to persons include their successors and permitted assigns; and the term “including” means including without limitation.

6.09 Headings. The headings of the various Articles and sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

6.10 Governing Law. This Trust Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Each party hereby (i) consents to the personal jurisdiction of the Delaware courts or the Federal courts located in Delaware, (ii) agrees that all disputes arising from this Agreement shall be prosecuted in such courts, (iii) agrees that any such court shall have in personam jurisdiction over such party, (iv) consents to service of process by notice sent by regular mail and/or by any means authorized by Delaware law, and (v) if such party is not otherwise subject to service of process in Delaware, agrees to appoint and maintain an agent in Delaware to accept service, and to notify the Trust of the name and address of such agent.

6.11 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Trust Agreement is likely to involve complicated and difficult issues and, therefore, each Holder irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action.

6.12 Amendments. Subject to section 2.02, this Trust Agreement may be supplemented or amended by the Trustee in it sole and absolute discretion to correct scrivener’s errors, to clarify any ambiguities in the Trust Agreement, or to reflect any changes to or otherwise comply with any applicable law.

[Intentionally Blank – Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be duly executed as of the day and year first written above.

iCross Premier LLC
As Grantor

By:	iCross Holdings LLC, as Manager

By
Lily Guo, CEO

iCross Premier LLC
As Trustee

By:	iCross Holdings LLC, as Manager

By
Lily Guo, CEO

THE CORPORATION TRUST COMPANY
As Delaware Trustee

By